Exhibit 99.1

ITW NEWS RELEASE

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ITW Reports 8 Percent Growth in Diluted Net Income Per Share in the 2006 Third Quarter; Revenues and Operating Income Both Increased 11 Percent; Margins Stayed Level at 17.7 Percent; Company Lowers Guidance for Full-Year 2006

GLENVIEW, ILLINOIS—(October 18, 2006)—Illinois Tool Works Inc. (NYSE:ITW) today reported 8 percent growth in diluted net income per share in the 2006 third quarter. Diluted net income per share was $0.78 compared to $0.72 in the 2005 third quarter. In addition, the Company’s third quarter revenues increased 11 percent, operating income grew 11 percent and net income rose 9 percent.

The increase in third quarter earnings resulted from improving international end markets combined with moderating growth in North American end markets, including declines in the new housing sector and Big 3 automotive production levels. As a result, total company base revenues grew 2.4 percent in the third quarter, with international base revenue increasing 5.0 percent and North American base revenues growing 0.6 percent. Non-operating investment income declined $28.1 million during the quarter due to higher gains on sales in the commercial mortgage portfolio in the 2005 third quarter.

For the 2006 third quarter, revenues were $3.538 billion versus $3.200 billion for the year earlier period. Third quarter operating income improved to $626.9 million from $565.2 million a year ago. Net income was $446.1 million compared to $408.2 million in the prior year period. Due to the cumulative impact of higher acquisition activity thus far in 2006 and volume declines in some North American business units, the Company’s operating margins of 17.7 percent remained level with a year ago.

For the 2006 nine-month period, revenues increased 9 percent, operating income grew 15 percent, net income rose 17 percent and diluted net income per share was 19 percent higher than the year earlier period. Revenues of $10.415 billion compared to $9.538 billion in the year ago period. Operating income was $1.827 billion versus $1.584 billion. Net income was $1.278 billion compared to $1.094 billion and diluted net income per share was $2.24 versus $1.89. Based on strong margin improvement in the first half of 2006, operating margins of 17.5 percent were 90 basis points higher than the year ago period.

The Company’s free operating cash flow was $486.7 million in the 2006 third quarter. This free cash was utilized, in part, to acquire 13 companies during the quarter representing $388 million of annualized revenues. Through September 30, the Company has completed 34 acquisitions totaling $895 million of annualized revenues. Based on increased acquisition activity year-to-date and a strong pipeline of potential transactions, the Company is raising the forecasted range to $1.1 billion to $1.4 billion of annualized acquisition revenues for full-year 2006. During the third quarter, the Company paid $248 million to repurchase shares as it began its new buyback program announced in August 2006.

"While we experienced moderating growth in several North American end markets in the third quarter, we continue to be encouraged about our growth prospects with our increasingly more diversified geographic and end market revenue mix," said David B. Speer, chairman and chief executive officer. "We remain very positive about our increased acquisition activity with 34 transactions closed year-to-date and an active pipeline of prospective deals."

Segment highlights include:

North American Engineered Products third quarter revenues increased 7.3 percent largely due to an 8.9 percent increase from acquisitions. Base revenues fell 1.9 percent as declines in new housing and Big 3 automotive production more than offset growth from the industrial-based units such as industrial plastics, polymers and fluids, and Minigrip/Zip-Pak. Operating income was marginally up in the quarter as contributions from acquisitions offset base income declines and increased restructuring expenses. Operating margins of 17.6 percent were 130 basis points lower than the year earlier period. For the nine month period, revenues increased 11.4 percent, operating income grew 13.5 percent and operating margins of 18.0 percent were 40 basis points higher than the year-ago period.

International Engineered Products third quarter revenues and operating income increased 9.6 percent and 8.6 percent, respectively. Revenues improved as base revenues grew 4.5 percent, translation contributed 3.4 percent and acquisitions increased revenues 1.7 percent. Base revenues benefited from contributions from the construction and industrial-based units. The improvement in operating income was driven by a variety of industrial-based units.

Operating margins of 15.1 percent were 20 basis points lower than the year ago period. For the nine month period, revenues increased 3.5 percent and operating income grew 2.9 percent. Operating margins of 14.2 percent were even with the year earlier period.

North America Specialty Systems third quarter revenues increased 10.4 percent largely due to a 7.3 percent contribution from acquisitions. Base revenues increased 2.8 percent and operating income grew 7.7 percent in the quarter mainly due to contributions from the welding and food equipment units. Operating margins of 19.5 percent were 50 basis points lower than the year ago period. For the nine month period, revenues increased 11.5 percent, operating income grew 17.4 percent and operating margins of 19.6 percent were 100 basis points higher than the year earlier period.

International Specialty Systems third quarter revenues increased 19.5 percent primarily as a result of a 10.8 percent contribution from acquisitions and base revenue growth of 5.4 percent. The growth in base revenues was mainly due to contributions from the welding and finishing businesses. Translation contributed 3.3 percent to top line growth. Operating income increased 50.1 percent, with 30.1 percent of that growth coming from base businesses. Favorable restructuring comparisons also boosted income growth by 18.5 percent. As a result, operating margins of 14.3 percent were 290 basis points higher than the year ago period. For the nine month period, revenues increased 11.0 percent and operating income grew 30.3 percent. Operating margins of 13.5 percent were 200 basis points higher than the year earlier period.

Looking ahead, the Company believes North American end markets will soften modestly for the remainder of the year. As a result, the Company is now forecasting a 2006 fourth quarter earnings range of $0.77 to $0.81 and a full-year range of $3.01 to $3.05. Base revenues are expected to grow in a range of 3.1 percent to 5.1 percent in the fourth quarter and 4.0 percent to 4.6 percent for the full year. If the Company achieves the midpoints of these forecasted ranges, earnings growth would be 11 percent in the fourth quarter and 17 percent for the full year.

This Earnings Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding end market conditions, base revenue growth, earnings growth, operating income, tax rates, restructuring costs, investment income, use of free cash and potential acquisitions for the 2006 full year and the Company’s related forecasts. These statements are subject to certain risks, uncertainties and other factors which could cause actual results to differ materially from those anticipated. Important factors that could cause actual results to differ materially from the Company’s expectations are set forth in ITW’s Form 10-Q for the 2006 second quarter.

ITW is a $12.8 billion in revenues diversified manufacturer of highly engineered components and industrial systems and consumables. The Company consists of approximately 700 business units in 48 countries and employs some 50,000 people.

Contact: John Brooklier, 847-657-4104 or jbrooklier@itw.com

ILLINOIS TOOL WORKS INC.
(In thousands except per share data)
	THREE MONTHS ENDED		NINE MONTHS ENDED
	SEPTEMBER 30,		SEPTEMBER 30,
STATEMENT OF INCOME	2006	2005	2006	2005
Operating Revenues	$3,538,014	$3,200,154	$10,414,520	$9,538,096
Cost of revenues	2,292,192	2,077,754	6,704,687	6,250,663
Selling, administrative, and R&D expenses	593,719	541,414	1,797,361	1,646,606
Amortization and impairment of goodwill
and other intangibles	25,237	15,770	85,874	56,973
Operating Income	626,866	565,216	1,826,598	1,583,854
Interest expense	(20,804)	(20,463)	(58,710)	(69,524)
Investment income	28,197	56,292	64,756	85,648
Other income (expense)	7,633	(843)	6,932	9,212
Income Before Taxes	641,892	600,202	1,839,576	1,609,190
Income taxes	195,800	192,000	561,100	514,900
Net Income	$446,092	$408,202	$1,278,476	$1,094,290

Net Income Per Share (a):
Basic	$ 0.79	$ 0.72	$ 2.26	$ 1.90
Diluted	$ 0.78	$ 0.72	$ 2.24	$ 1.89

Shares outstanding during the period (a):
Average	567,637	565,596	566,114	574,666
Average assuming dilution	570,929	570,018	569,857	579,019

(a) Restated for the two-for-one stock split in May 2006.

ESTIMATED FREE OPERATING CASH FLOW	THREE MONTHS ENDED		NINE MONTHS ENDED
	SEPTEMBER 30,		SEPTEMBER 30,
	2006	2005	2006	2005

Net cash provided by operating activities	$564,496	$559,297	$1,317,488	$1,362,871
Less: Additions to PP&E	(77,796)	(71,316)	(222,790)	(216,025)
Free operating cash flow	$486,700	$487,981	$1,094,698	$1,146,846

ILLINOIS TOOL WORKS INC.
(In thousands)
	SEPT 30,	JUN 30,	DEC 31,
STATEMENT OF FINANCIAL POSITION	2006	2006	2005
ASSETS
Cash & equivalents	$617,912	$459,186	$370,417
Trade receivables	2,369,654	2,374,172	2,098,276
Inventories	1,444,560	1,370,047	1,203,063
Deferred income taxes	197,177	185,854	168,739
Prepaids and other current assets	462,448	426,999	271,110
Total current assets	5,091,751	4,816,258	4,111,605

Net plant & equipment	1,979,140	1,916,032	1,807,109
Investments	917,744	907,515	896,487
Goodwill	3,406,848	3,224,025	3,009,011
Intangible assets	904,314	773,530	669,927
Deferred income taxes	-	-	45,269
Other assets	950,672	906,626	906,235
	$13,250,469	$12,543,986	$11,445,643

LIABILITIES and STOCKHOLDERS' EQUITY
Short-term debt	$524,626	$91,713	$252,899
Accounts payable	649,468	669,363	560,078
Accrued expenses	1,076,035	1,025,476	1,013,940
Cash dividends payable	119,001	93,664	92,620
Income taxes payable	74,537	91,912	81,194
Total current liabilities	2,443,667	1,972,128	2,000,731

Long-term debt	964,302	960,145	958,321
Deferred income taxes	133,103	25,444	-
Other liabilities	998,209	992,352	939,696
Total non-current liabilities	2,095,614	1,977,941	1,898,017

Common stock	6,304	6,303	3,120
Additional paid-in capital	1,154,337	1,336,149	1,082,611
Income reinvested in the business	10,084,576	9,757,485	9,112,328
Common stock held in treasury	(2,821,648)	(2,773,176)	(2,773,176)
Accumulated other comprehensive income	287,619	267,156	122,012
Total stockholders' equity	8,711,188	8,593,917	7,546,895
	$13,250,469	$12,543,986	$11,445,643